UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2019

GMS INC.

(Exact name of registrant as specified in charter)

Delaware	001-37784	46-2931287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crescent Centre Parkway, Suite 800 Tucker, Georgia	30084
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 392-4619

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchanged on which registered
Common Stock, par value $0.01 per share	GMS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2019, the Board of Directors (the “Board”) of GMS Inc. (the “Company”) approved the appointment of Scott Deakin as the Company’s new Vice President and Chief Financial Officer, effective October 21, 2019. Following Mr. Deakin’s appointment as Chief Financial Officer, Ms. Lynn Ross, the Company’s Controller and Chief Accounting Officer, will continue in such roles but will no longer serve as Interim Chief Financial Officer.

Mr. Deakin, age 53, served as President of the Thermal Acoustical Solutions segment of Lydall, Inc., a publicly-traded global manufacturer of specialty engineered products, from 2017 to 2019. Mr. Deakin served as Executive Vice President and Chief Financial Officer of Lydall, Inc. from 2015 to 2018. From 2009 until 2015, Mr. Deakin served as Executive Vice President, Chief Financial Officer of Ensign-Bickford Industries, Inc.

No family relationships exist between Mr. Deakin and any of the Company’s directors or executive officers.  There are no arrangements between Mr. Deakin and any other person pursuant to which Mr. Deakin was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Deakin has a material interest subject to disclosures under Item 404(a) of Regulation S-K.

In connection with Mr. Deakin’s commencement of employment with the Company, the Board and the Compensation Committee approved the Company entering in an employment agreement with Mr. Deakin.  The employment agreement provides for an initial one-year term commencing on October 21, 2019, with automatic one-year renewals unless and until either the Company or Mr. Deakin provides at least 90 days’ written notice to the other of intent not to renew the term. The employment agreement provides for (i) an annual base salary of $500,000; (ii) eligibility for participation in all benefit programs for which other senior executives of the Company are generally eligible and, for the first three months of employment, an additional $1,500 payment per month to assist with COBRA expense prior to his eligibility for participation in the Company’s benefit plans; (iii) a target annual bonus equal to 60% of his base salary, subject to satisfaction of performance goals and bonus criteria as determined by the Compensation Committee; (iv) a monthly car allowance of $800; (v) reimbursement of relocation expenses, subject to the terms and conditions of the Company’s relocation policy; (vi) reimbursement of reasonable attorney fees incurred in connection with the review of his employment agreement, up to a maximum of $1,000; and (vii) reimbursement for spousal outplacement services, up to a maximum of $10,000.

Pursuant to the employment agreement, if Mr. Deakin’s employment is terminated by the Company other than for cause, death or disability (each as defined in the employment agreement) or by Mr. Deakin for good reason (as defined in the employment agreement) or by Mr. Deakin following the Company’s notice of non-renewal of the employment agreement, then he will be entitled to (i) base salary continuation for twelve (12) months; (ii)  a pro-rata annual bonus for the year in which termination occurs; and (iii) payment of the Company-paid portion of group health benefits for twelve (12) months and, to the extent the medical benefits continuation is taxable Mr. Deakin, a tax gross-up payment for such benefit.  Mr. Deakin’s employment agreement contains certain employee non-solicitation, customer non-solicitation and non-competitive covenants that will apply for twelve (12) months following his termination of employment with the Company, as well as a confidentiality covenant.

Mr. Deakin also will receive a sign-on equity grant having an aggregate grant date value of $600,000 and comprised of restricted stock units (50%) and stock options (50%), which awards will vest in three approximately equal installments on each of the first three annual anniversaries of the date of grant, subject to his continued employment with the Company on each vesting date.

The foregoing summary of Mr. Deakin’s employment agreement is qualified in its entirety by reference to the employment agreement which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement with Scott Deakin, dated as of October 21, 2019.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMS INC.

Date: October 8, 2019	By:	/s/ Craig D. Apolinsky
		Name:	Craig D. Apolinsky
		Title:	Vice President, General Counsel and Corporate Secretary